                                                                    Exhibit 99.2



                               CIGNA CORPORATION
                        PROPERTY AND CASUALTY BUSINESSES

                         COMBINED FINANCIAL STATEMENTS

                        December 31, 1998, 1997 and 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of CIGNA Corporation

  In our opinion, the accompanying combined balance sheets and the related combined statements of income, comprehensive income and changes in invested equity and cash flows present fairly, in all material respects, the financial position of the CIGNA Corporation property and casualty businesses (the Business) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Philadelphia, Pennsylvania
April 2, 1999

               CIGNA CORPORATION PROPERTY AND CASUALTY BUSINESSES

                         COMBINED STATEMENTS OF INCOME

                                                          For the Years Ended
                                                              December 31,
                                                          ---------------------
                                                           1998    1997   1996
                                                          ------  ------ ------
                                                             (In millions)
Revenues
  Premiums and fees...................................... $2,957  $3,154 $3,417
  Net investment income..................................    590     647    688
  Other revenues.........................................    282     286    228
  Realized investment gains..............................     22      75     39
                                                          ------  ------ ------
    Total revenues.......................................  3,851   4,162  4,372
                                                          ------  ------ ------
Losses and expenses
  Losses and settlement expenses.........................  2,247   2,220  2,466
  Policy acquisition expenses............................    753     789    859
  Other operating expenses...............................    747     779    721
                                                          ------  ------ ------
    Total losses and expenses............................  3,747   3,788  4,046
                                                          ------  ------ ------
Income before income taxes...............................    104     374    326
                                                          ------  ------ ------
Income taxes (benefits):
  Current................................................    (14)     15     98
  Deferred...............................................     44     117      5
                                                          ------  ------ ------
    Total taxes..........................................     30     132    103
                                                          ------  ------ ------
Net income............................................... $   74  $  242 $  223
                                                          ======  ====== ======




    The Notes to Combined Financial Statements are an integral part of these statements.

               CIGNA CORPORATION PROPERTY AND CASUALTY BUSINESSES

                            COMBINED BALANCE SHEETS

                                                              As of December
                                                                    31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                               (In millions)
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost, $7,951;
   $8,319)....................................................$.8,364. $ 8,700
  Equity securities, at fair value (cost, $497; $347)...........  566      394
  Other long-term investments................................      35      101
  Short-term investments.....................................      66       75
                                                              -------  -------
    Total investments........................................   9,031    9,270
Cash and cash equivalents....................................   1,042      793
Accrued investment income....................................     152      162
Premiums receivable..........................................   1,725    1,888
Accounts and notes receivable................................     618      536
Receivables from affiliates..................................     102      163
Reinsurance recoverables.....................................   6,470    6,386
Deferred policy acquisition costs............................     339      329
Property and equipment.......................................     237      236
Deferred income taxes........................................     957    1,033
Goodwill.....................................................     405      443
Other assets.................................................     793      601
                                                              -------  -------
    Total assets............................................. $21,871  $21,840
                                                              =======  =======
LIABILITIES
Unpaid claims and claim expenses............................. $14,836  $15,136
Unearned premiums............................................   1,401    1,318
Contractholder deposit funds.................................     257      234
                                                              -------  -------
    Total insurance and contractholder liabilities...........  16,494   16,688
Accounts payable, accrued expenses and other liabilities.....   2,884    2,751
Payables to affiliates.......................................     473      233
Current income taxes.........................................      29      131
                                                              -------  -------
    Total liabilities........................................  19,880   19,803
                                                              -------  -------
CONTINGENCIES--NOTE 15
INVESTED EQUITY
Net unrealized appreciation, fixed maturities................     273      251
Net unrealized appreciation, equity securities...............      72       45
Net translation of foreign currencies........................    (123)    (128)
                                                              -------  -------
Accumulated other comprehensive income.......................     222      168
Other invested equity........................................   1,769    1,869
                                                              -------  -------
    Total invested equity....................................   1,991    2,037
                                                              -------  -------
    Total liabilities and invested equity.................... $21,871  $21,840
                                                              =======  =======

    The Notes to Combined Financial Statements are an integral part of these statements.

               CIGNA CORPORATION PROPERTY AND CASUALTY BUSINESSES

                COMBINED STATEMENTS OF COMPREHENSIVE INCOME AND
                           CHANGES IN INVESTED EQUITY
                                 (In millions)

                                      For the years ended December 31,
                             --------------------------------------------------
                                   1998             1997             1996
                             ---------------- ---------------- ----------------
                             Compre-          Compre-          Compre-
                             hensive Invested hensive Invested hensive Invested
                             Income   Equity  Income   Equity  Income   Equity
                             ------- -------- ------- -------- ------- --------
Accumulated other
 comprehensive income,
 beginning of year.........           $  168           $  183           $  329
Net unrealized appreciation
 (depreciation)--fixed
 maturities................   $ 22        22   $ 57        57   $(161)    (161)
Net unrealized appreciation
 (depreciation)--equity
 securities................     27        27    (2)       (2)      12       12
                              ----             ----             -----
Net unrealized appreciation
 (depreciation) on
 investments...............     49               55              (149)
Net translation of foreign
 currencies................      5         5    (70)      (70)      3        3
                              ----             ----             -----
Other comprehensive income
 (loss)....................     54              (15)             (146)
Accumulated other
 comprehensive income, end
 of year...................              222              168              183
                              ----    ------   ----    ------   -----   ------
Other invested equity,
 beginning of year                     1,869            1,807            1,228
Net income.................     74        74    242       242     223      223
Net capital contributions
 (to) from affiliates......             (174)            (180)             356
                              ----    ------   ----    ------   -----   ------
Other invested equity, end
 of year...................            1,769            1,869            1,807
                              ----    ------   ----    ------   -----   ------
Total comprehensive income
 and invested equity.......   $128    $1,991   $227    $2,037   $  77   $1,990
                              ====    ======   ====    ======   =====   ======


    The Notes to Combined Financial Statements are an integral part of these statements.

               CIGNA CORPORATION PROPERTY AND CASUALTY BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       For the years ended
                                                          December 31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                          (In millions)
Cash flows from operating activities
  Net income........................................ $    74  $   242  $   223
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Insurance liabilities...........................    (234)  (1,341)    (677)
    Reinsurance recoverables........................     (80)     567      (60)
    Premiums, accounts, and notes receivable........      94       82      (62)
    Deferred policy acquisition costs...............      (6)     (7)        2
    Accounts payable, accrued expenses, other
     liabilities....................................
     and current income taxes.......................     (76)      34      409
    Affiliate transactions..........................      11      (29)      23
    Deferred income taxes...........................      44      117        5
    Realized investment gains.......................     (22)     (75)     (39)
    Depreciation and goodwill amortization..........      79       57       83
    Other, net......................................    (175)      97       87
                                                     -------  -------  -------
      Net cash used in operating activities.........    (291)    (256)     (6)
                                                     -------  -------  -------
Cash flows from investing activities
  Proceeds from investments sold:
    Fixed maturities................................   3,381    3,940    4,198
    Equity securities...............................     302      222      214
    Other (primarily short-term investments)........     756    1,468      900
  Investment maturities and repayments (primarily
   fixed maturities)................................     802      823      914
  Investments purchased:
    Fixed maturities................................  (3,664)  (4,221)  (5,146)
    Equity securities...............................    (450)    (309)    (204)
    Other (primarily short-term investments)........    (676)  (1,279)  (1,091)
  Other, net........................................     (30)     (37)     (54)
                                                     -------  -------  -------
      Net cash provided by (used in) investing
       activities...................................     421      607     (269)
                                                     -------  -------  -------
Cash flows from financing activities
  Net change in contractholder deposit funds........      14      (19)     (32)
  Net change in loans payable to affiliates.........     277     (169)     (33)
  Net capital contributions (to) from affiliates....    (173)    (179)     214
                                                     -------  -------  -------
      Net cash provided by (used in) financing
       activities...................................     118     (367)     149
                                                     -------  -------  -------
Effect of foreign currency rate changes on cash and
 cash equivalents...................................       1      (46)     (11)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalent.........................................     249      (62)    (137)
Cash and cash equivalents, beginning of year........     793      855      992
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $ 1,042  $   793  $   855
                                                     =======  =======  =======
Supplemental Disclosure of Cash Information:........
  Income taxes paid (refunds received).............. $    87  $    93  $  (315)
  Interest paid..................................... $    12  $    10  $    11

    The Notes to Combined Financial Statements are an integral part of these statements.

               CIGNA CORPORATION PROPERTY AND CASUALTY BUSINESSES

                               DECEMBER 31, 1998

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS

  The property and casualty businesses of CIGNA Corporation (CIGNA) consist of CIGNA's international and domestic property and casualty insurance operations, as structured for sale to ACE Limited (see below) (the Business). These operations include INA Corporation, which is an indirect, wholly-owned subsidiary of CIGNA. These operations also include INA Financial Corporation (INAFC) and its subsidiaries and CIGNA International Holdings, Ltd. (CIH) and certain of its subsidiaries, as well as certain other assets and liabilities. INAFC and CIH are wholly-owned subsidiaries of INA Corporation. The Business provides property and casualty insurance and related services for customers in international markets, primarily Europe, the Pacific region, Canada and Latin America, and in the United States. In international markets, the Business provides fire, other property, casualty, accident and health, marine and other specialty lines. In the domestic market, principal product lines include workers' compensation, commercial packages, casualty (including commercial automobile and general liability), property and marine and aviation. The Business includes both ongoing and run-off operations (see Note 11).

  Under an acquisition agreement dated January 11, 1999 (the Acquisition Agreement), CIGNA agreed to sell the Business to ACE Limited (ACE), a Bermuda-based international property and casualty insurer, for cash proceeds of $3.45 billion. The sale, which is subject to U.S. and international regulatory approval and other conditions to closing, is expected to be completed by mid-1999. The assets and liabilities to be transferred to ACE at the time of the sale will not include certain amounts to be retained, paid or forgiven by CIGNA under the terms of the Acquisition Agreement. These assets and liabilities comprise certain amounts payable to affiliates, certain pension and other postretirement and postemployment benefit liabilities, fixed assets and net lease liabilities.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A) Basis of Presentation: The combined financial statements reflect the assets, liabilities and results of operations of the Business to be sold to ACE in accordance with the Acquisition Agreement. Under the terms of the Acquisition Agreement, as more fully described in Note 1, certain assets and liabilities of the Business will be retained, paid or forgiven by CIGNA at the time of the sale. These balances and related expenses are included in these financial statements. For certain constituent companies of the Business, the Acquisition Agreement provides that a portion of the assets and liabilities will be sold to ACE, with the remainder to be retained by CIGNA. These assets and liabilities to be sold are included in these combined financial statements by specific identification or allocation of equity on the basis of premiums written or surplus requirements.
  These financial statements have been prepared in conformity with generally accepted accounting principles as though the Business had been operating as a separate entity throughout the periods presented, and reflect management's estimates and assumptions, such as those regarding frequency and severity of claims and loss emergence patterns, that affect the recorded amounts. Significant estimates used in determining insurance and contractholder liabilities, related reinsurance recoverables and the deferred tax asset valuation allowance are discussed throughout the Notes to Combined Financial Statements. See Note 14 for information regarding general and administrative expenses. Adjustments have been made to eliminate material transactions among the combined entities.
  B) Recent Accounting Pronouncements: The Business adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," as of December 31, 1998. See Notes 11 and 13 for segment and related information.

  In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that derivatives be reported on the balance sheet at fair value. Changes in fair value are recognized in net income or, for derivatives which are hedging market risk related to future cash flows, in the accumulated other comprehensive income section of invested equity. Implementation is required by the first quarter of 2000, with the cumulative effect of adoption reflected in net income and accumulated other comprehensive income, as appropriate. The Business has not determined the effect or timing of implementation of this pronouncement.

  The American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," in 1997. SOP 97-3 provides guidance on the recognition and measurement of liabilities for guaranty fund and other insurance-related assessments. Implementation is required by the first quarter of 1999, with the cumulative effect of adopting the SOP reflected in income in the year of adoption. The estimated reduction of net income from implementation of this pronouncement is expected to be approximately $85 million.

  In 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 specifies the types of costs that must be capitalized and amortized over the software's expected useful life and the types of costs that must be immediately recognized as expense. Implementation of this pronouncement is required by the first quarter of 1999 and is not expected to have a material effect on the Business's results of operations, liquidity or financial condition.

  In 1998, the AICPA issued SOP 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." SOP 98-7 provides guidance on the deposit method of accounting for insurance and reinsurance contracts that do not transfer insurance risk. Implementation is required by the first quarter of 2000, with the cumulative effect of adopting the SOP reflected in net income in the year of adoption. The Business has not determined the effect or timing of implementation of this pronouncement.

  C) Financial Instruments: In the normal course of business, the Business enters into transactions involving various types of financial instruments, including investments such as fixed maturities and equity securities and off-balance-sheet financial instruments such as investment commitments and financial guarantees. These instruments are subject to risk of loss due to interest rate and market fluctuations and most have credit risk. The Business evaluates and monitors each financial instrument individually and, where appropriate, uses certain derivative instruments or obtains collateral or other forms of security to minimize risk of loss.

  Financial instruments subject to fair value disclosure requirements (insurance contracts, goodwill and taxes are excluded) are carried in the financial statements at amounts that approximate fair value, except for contractholder deposit funds (non-insurance products). For these financial instruments, the fair value was not materially different from the carrying amount as of December 31, 1998 and 1997. Fair values of off-balance-sheet financial instruments as of December 31, 1998 and 1997 were not material. Fair values for financial instruments are estimates that, in many cases, may differ significantly from the amounts that could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments with comparable terms and credit quality. The fair value of liabilities for contractholder deposit funds was estimated using the amount payable on demand.

  D) Investments: Investments in fixed maturities, which are classified as available for sale and carried at fair value, include bonds; asset-backed securities, including collateralized mortgage obligations (CMOs); and redeemable preferred stocks. Fixed maturities are considered impaired and written down to fair value when a decline in value is considered to be other than temporary.

  Fixed maturities that are delinquent or restructured to modify basic financial terms, typically to reduce the interest rate and, in certain cases, extend the term, are placed on non-accrual status. Net investment income on such investments is recognized only when payment is received.

  Equity securities and short-term investments are classified as available-for-sale. Equity securities, which include common and non-redeemable preferred stocks, are carried at fair value. Short-term investments are carried at fair value, which approximates cost.

  Realized investment gains and losses result from sales, investment asset write-downs and changes in valuation reserves. Realized investment gains and losses are based upon specific identification of the investment assets.

  Unrealized investment gains and losses for investments carried at fair value are included in invested equity, net of deferred income taxes.

  See Note 3 (E) for a discussion of the Business's accounting policies for derivative financial instruments.

  E) Cash and Cash Equivalents: Short-term investments with a maturity of three months or less at the time of purchase are reported as cash equivalents.

  F) Reinsurance Recoverables: Reinsurance recoverables are estimates of amounts to be received from reinsurers. Allowances are established for amounts estimated to be uncollectible.

  G) Deferred Policy Acquisition Costs: Acquisition costs consist of commissions, premium taxes, direct marketing and other costs, which vary with and are primarily related to the production of revenues. Acquisition costs are deferred and amortized over the terms of the insurance policies, except for direct marketing costs which are amortized over a period of three years. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed.

  H) Property and Equipment: Property and equipment are carried at cost less accumulated depreciation. When applicable, cost includes interest and real estate taxes incurred during construction and other construction-related costs. Depreciation is calculated principally on the straight-line method based on the estimated useful lives of the assets. Accumulated depreciation was $416 million and $399 million at December 31, 1998 and 1997, respectively.

  I) Other Assets: Other assets consists of various insurance-related assets, principally ceded unearned premiums and reinsurance deposits.

  J) Goodwill: Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized over periods of up to 40 years. Goodwill is written down when not recoverable based on analysis of historical and estimated future income or undiscounted estimated cash flows of the related businesses. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed. Accumulated amortization was $918 million and $881 million at December 31, 1998 and 1997, respectively.

  K) Unpaid Claims and Claim Expenses: Liabilities for unpaid claims and claim expenses are estimates of payments to be made on reported claims and incurred but not reported claims on property and casualty insurance. Estimated amounts of salvage and subrogation are deducted from the liability for unpaid claims.

  L) Unearned Premiums: Premiums are reported as earned on a pro-rata basis over the contract period. The unexpired portion of these premiums is recorded as unearned premiums.

  M) Other Liabilities: Other liabilities consists principally of postretirement and postemployment benefits and various insurance-related liabilities, including amounts related to reinsurance contracts and the present value of obligations related to a closed book of reinsurance business acquired in 1984.

  N) Translation of Foreign Currencies: Foreign operations primarily utilize the local currencies as their functional currencies, and assets and liabilities are translated at the rates of exchange as of the balance sheet date. The translation gain or loss on such functional currencies, net of applicable taxes, is reflected in invested equity. Revenues and expenses are translated at average rates of exchange prevailing during the year.

  O) Premiums and Fees, Revenues and Related Expenses: Premiums are recognized as revenue on a pro-rata basis over their contract periods. Losses and settlement expenses are recognized when incurred. Net investment income is recognized as earned.

  P) Income Taxes: The U.S. companies included in the Business are included in the consolidated U.S. federal income tax return filed by CIGNA. The non-U.S. companies included in the Business file tax returns in accordance with applicable foreign regulations. Taxable income and credits for taxes paid for certain of the Business's non-U.S. companies are included in the consolidated tax return amounts attributable to the Business's U.S. companies. Undistributed earnings of the Business's non-U.S. companies are not considered indefinitely reinvested and, accordingly, U.S. federal income tax is provided thereon. In accordance with a tax sharing agreement with CIGNA, the provision for federal income tax is computed as if the U.S. subsidiaries of CIGNA were filing separate federal income tax returns, except that benefits arising from tax credits and net operating and capital losses are allocated to those subsidiaries producing such benefits to the extent they reduce CIGNA's consolidated federal income tax liability.

  Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes. See
Note 6 for additional information.

NOTE 3--INVESTMENTS

  A) Fixed Maturities: Fixed maturities are net of cumulative write-downs of $9 million and $3 million as of December 31, 1998 and 1997, respectively.

  The amortized cost and fair value by contractual maturity periods for fixed maturities as of December 31, 1998 were as follows:

                                                               Amortized  Fair
                                                                 Cost    Value
                                                               --------- ------
                                                                (In millions)
Due in one year or less.......................................  $  556   $  560
Due after one year through five years.........................   2,177    2,245
Due after five years through ten years........................   2,516    2,659
Due after ten years...........................................   1,257    1,383
Asset-backed securities.......................................   1,445    1,517
                                                                ------   ------
    Total.....................................................  $7,951   $8,364
                                                                ======   ======

  Actual maturities could differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Also, the Business may extend maturities in some cases.

  Gross unrealized appreciation (depreciation) for fixed maturities by type of issuer was as follows:

                                      Amortized  Unrealized   Unrealized   Fair
                                        Cost    Appreciation Depreciation Value
                                      --------- ------------ ------------ ------
                                                    (In millions)
As of December 31, 1998:
  Federal government bonds...........  $  251       $ 16        $ --      $  267
  State and local government bonds...   1,179        126          --       1,305
  Foreign government bonds...........   1,283         88          (42)     1,329
  Corporate securities...............   3,793        208          (55)     3,946
  Asset-backed securities............   1,445         77           (5)     1,517
                                       ------       ----        -----     ------
    Total............................  $7,951       $515        $(102)    $8,364
                                       ======       ====        =====     ======
As of December 31, 1997:
  Federal government bonds...........  $  304       $ 10        $ --      $  314
  State and local government bonds...   1,138        146          --       1,284
  Foreign government bonds...........   1,275         58          (38)     1,295
  Corporate securities...............   3,941        162          (25)     4,078
  Asset-backed securities............   1,661         74           (6)     1,729
                                       ------       ----        -----     ------
    Total............................  $8,319       $450        $ (69)    $8,700
                                       ======       ====        =====     ======

  Asset-backed securities include investments in CMOs as of December 31, 1998 of $730 million carried at fair value (amortized cost, $697 million), compared with $898 million carried at fair value (amortized cost, $865 million) as of December 31, 1997. Certain of these securities are backed by Aaa/AAA-rated government agencies. All other CMO securities have high quality ratings through use of credit enhancements provided by subordinated securities or mortgage insurance from Aaa/AAA-rated insurance companies. CMO holdings are concentrated in securities with limited prepayment, extension and default risk, such as planned amortization class bonds. The Business had no investments in interest-only or principal-only CMOs at December 31, 1998 or 1997.

  B) Short-Term Investments and Cash Equivalents: At December 31, 1998 and 1997, short-term investments and cash equivalents, in the aggregate, primarily included debt securities, principally corporate securities of $496 million and $276 million, respectively; federal government securities of $18 million and $83 million, respectively; asset-backed securities of $17 million and $10 million, respectively; foreign government securities of $15 million and $38 million, respectively; and state and local government securities of $63 million at December 31, 1998. There were no state and local government securities at December 31, 1997.

  C) Net Unrealized Appreciation (Depreciation) of Investments: Unrealized appreciation (depreciation) for investments carried at fair value as of December 31 were as follows:

                                                                   1998   1997
                                                                   -----  -----
                                                                       (In
                                                                    millions)
      Unrealized appreciation
        Fixed maturities.......................................... $ 515  $ 450
        Equity securities.........................................   108     88
        Other investments.........................................    26    --
                                                                   -----  -----
                                                                     649    538
                                                                   -----  -----
      Unrealized depreciation
        Fixed maturities..........................................  (102)   (69)
        Equity securities.........................................   (39)   (41)
                                                                   -----  -----
                                                                    (141)  (110)
                                                                   -----  -----
                                                                     508    428
      Less deferred income taxes..................................   163    132
                                                                   -----  -----
      Net unrealized appreciation................................. $ 345  $ 296
                                                                   =====  =====

  The components of net unrealized appreciation (depreciation) on investments for the year ended December 31 were as follows:

                                                                1998 1997 1996
                                                                ---- ---- -----
                                                                 (In millions)
Unrealized appreciation (depreciation) on securities held, net of taxes of $36, $60 and $(67), respectively.................  $59  $107 $(127)
Less gains realized in net income, net of taxes of $5, $28 and
 $12, respectively............................................   10    52    22
                                                                ---  ---- -----
Net unrealized appreciation (depreciation)....................  $49  $ 55 $(149)
                                                                ===  ==== =====

  D) Non-Income Producing Investments: At December 31, 1998 and 1997, fixed maturities with carrying values of $4 million and $3 million, respectively, were non-income producing during the preceding 12 months.

  E) Derivative Financial Instruments: The Business's investment strategy is to manage the characteristics of investment assets, such as duration, yield, currency and liquidity, to reflect the underlying characteristics of the related insurance and contractholder liabilities, which vary among the Business's principal product lines. In connection with this investment strategy, the Business's use of derivative instruments, including interest rate and currency swaps, is generally limited to hedging applications to minimize market risk.

  Hedge accounting treatment requires a probability of high correlation between the changes in the market value or cash flows of the derivatives and the hedged assets or liabilities. Under hedge accounting, the changes in market value or cash flows of the derivatives and the hedged assets or liabilities are recognized in net income in the same period.

  The Business routinely monitors, by individual counterparty, exposure to credit risk associated with swap contracts and diversifies the portfolio among approved dealers of high credit quality. The Business manages legal risks by following industry standardized documentation procedures and by monitoring legal developments.

  Underlying notional or principal amounts associated with derivatives at December 31 were as follows:

                                                                   1998   1997
                                                                  ------ ------
                                                                  (In millions)
      Interest rate swaps........................................ $   12 $   19
      Currency swaps............................................. $   15 $   20

  Under interest rate swaps, the Business agrees with other parties to periodically exchange the difference between variable rate and fixed rate asset cash flows to provide stable returns for related liabilities. The Business uses currency swaps (primarily Canadian dollars and Swiss francs) to match the currency of investments to that of the associated liabilities. Under currency swaps, the parties exchange principal and interest amounts in two relevant currencies using agreed-upon exchange amounts.

  The net interest cash flows from interest rate and currency swaps are recognized currently as an adjustment to net investment income, and the fair value of these swaps is reported as an adjustment to the related investments.

  The effects of interest rate and currency swaps on the components of net income for 1998, 1997 and 1996 were not material.

  As of December 31, 1998 and 1997, the Business's variable interest rate investments consisted of approximately $111 million and $120 million of fixed maturities, respectively. As of December 31, 1998 and 1997, the Business's fixed interest rate investments consisted of $8.3 billion and $8.6 billion, respectively, of fixed maturities, and $2 million and $8 million, respectively, of mortgage loans.

  F) Other: As of December 31, 1998 and 1997, the Business had no concentration of investments in a single investee exceeding 10% of invested equity.

NOTE 4--INVESTMENT INCOME AND GAINS AND LOSSES

  A) Net Investment Income: The components of net investment income for the year ended December 31 were as follows:

                                                                 1998 1997 1996
                                                                 ---- ---- ----
                                                                 (In millions)
Fixed maturities................................................ $573 $617 $668
Equity securities...............................................    9    6    9
Other long-term investments.....................................   11   27   23
Short-term investments..........................................   39   46   38
                                                                 ---- ---- ----
                                                                  632  696  738
Less investment expenses........................................   42   49   50
                                                                 ---- ---- ----
Net investment income........................................... $590 $647 $688
                                                                 ==== ==== ====

  As of December 31, 1998, restructured fixed maturities on non-accrual status were $11 million. There were no investments on non-accrual status as of December 31, 1997. If interest on investments on non-accrual status had been recognized in accordance with their original terms, net income would have been increased by immaterial amounts in 1998 and 1997 and by $3 million in 1996.

  B) Realized Investment Gains and Losses: Realized gains (losses) on investments for the year ended December 31 were as follows:

                                                                1998  1997  1996
                                                                ----  ----  ----
                                                                (In millions)
      Fixed maturities......................................... $ 55  $47   $15
      Equity securities........................................  (40)  33    19
      Other....................................................    7   (5)    5
                                                                ----  ---   ---
                                                                  22   75    39
      Less income taxes........................................    8   29    14
                                                                ----  ---   ---
      Net realized investment gains............................ $ 14  $46   $25
                                                                ====  ===   ===

  Realized investment gains and losses include impairments in the value of investments, net of recoveries, of $54 million and $5 million in 1998 and 1996, respectively. There were no impairments in 1997.

  Sales of available-for-sale fixed maturities and equity securities for the year ended December 31 were as follows:

                                                          1998    1997    1996
                                                         ------  ------  ------
                                                            (In millions)
      Proceeds from sales............................... $3,683  $4,162  $4,412
      Gross gains on sales.............................. $   92  $  113  $  125
      Gross losses on sales............................. $  (34) $  (29) $  (88)

NOTE 5--INVESTED EQUITY AND DIVIDEND RESTRICTIONS

  The insurance departments of various jurisdictions in which the Business's constituent insurance companies are domiciled recognize as net income and surplus (invested equity) those amounts determined in conformity with statutory accounting practices prescribed or permitted by the departments, which may differ from generally accepted accounting principles. As permitted by a state insurance department, certain of the Business's constituent insurance companies discount certain asbestos-related and environmental pollution liabilities, which increased statutory surplus by approximately $197 million and $217 million as of December 31, 1998 and 1997, respectively.

  As part of the restructuring of its domestic property and casualty operations, CIGNA contributed $375 million of additional capital to the Business's run-off operations, of which $250 million was contributed in 1996 and $125 million was contributed in 1995. See Note 11 for additional information on the restructuring.

  Statutory net income for the Business's constituent insurance companies was $157 million, $188 million and $159 million for 1998, 1997 and 1996, respectively. Statutory surplus of the Business's constituent insurance companies was $1.40 billion and $1.39 billion as of December 31, 1998 and 1997, respectively. Due to significant variations among prescribed accounting practices of non-U.S. jurisdictions, the non-U.S. components of these amounts were compiled primarily on the basis of the requirements of the state insurance department where the Business is principally domiciled.

  The Business's U.S. and non-U.S. constituent insurance companies are subject to various regulatory restrictions that limit the amount of annual dividends or other distributions, such as loans or cash advances, available to shareholders without prior approval of the insurance regulatory authorities. The aggregate maximum dividend distribution that may be made during 1999 without prior approval is $219 million. The restricted amount of invested equity as of December 31, 1998 was approximately $1.8 billion. The Business paid dividends of $101 million, $177 million and $49 million in 1998, 1997 and 1996, respectively.

NOTE 6--INCOME TAXES

  The Business's net deferred tax asset of $957 million and $1.03 billion as of December 31, 1998 and 1997, respectively, reflects management's belief that CIGNA's taxable income in future years will be sufficient to realize the net deferred tax assets of its subsidiaries, including those of the constituent companies of the Business, based on CIGNA's earnings history and its future expectations. In determining the adequacy of CIGNA's future taxable income, management considered the future reversal of its existing taxable temporary differences and available tax planning strategies that could be implemented, if necessary.

  Management has also considered the realizability of the net deferred tax asset of the Business as of December 31, 1998 as if the United States companies included in the Business filed a consolidated federal income tax return separate from CIGNA for years beginning on January 1, 1998. Management believes, based on its future expectations, that the Business's earnings in future years will be sufficient to realize its net deferred tax asset. In determining the adequacy of future taxable income, management considered the future reversal of its existing taxable temporary differences and available tax planning strategies that could be implemented, if necessary.

  The Business's deferred tax asset is net of a valuation allowance of $47 million as of December 31, 1998 and 1997. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that a portion of the deferred tax asset for certain foreign reinsurance operations will not be realized. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of the deferred tax asset that is realizable. Adjustments made to the valuation allowance for 1998, 1997 and 1996 for the Business were immaterial.

  CIGNA's federal income tax returns are routinely audited by the Internal Revenue Service (IRS), and provisions are made in the financial statements in anticipation of the results of these audits. The IRS has completed its audits for years through 1993.

  In management's opinion, adequate tax liabilities have been established for all years.

  The tax effects of temporary differences which give rise to deferred income tax assets and liabilities as of December 31 were as follows:

                                                                   1998   1997
                                                                  ------ ------
                                                                  (In millions)
Deferred tax assets:
  Loss reserve discounting....................................... $  678 $  703
  Other insurance and contractholder liabilities.................    112    108
  Employee and retiree benefit plans.............................    158    155
  Investments, net...............................................      9     85
  Bad debt expense...............................................    129    120
  Foreign tax credits............................................     68     69
  Foreign currency translation...................................     71     75
  Other..........................................................     25    --
                                                                  ------ ------
  Deferred tax assets before valuation allowance.................  1,250  1,315
  Valuation allowance for deferred tax assets....................     47     47
                                                                  ------ ------
  Deferred tax assets, net of valuation allowance................  1,203  1,268
                                                                  ------ ------
Deferred tax liabilities:
  Policy acquisition expenses....................................     39     44
  Unrealized appreciation on investments.........................    163    132
  Other..........................................................     44     59
                                                                  ------ ------
  Total deferred tax liabilities.................................    246    235
                                                                  ------ ------
    Net deferred income tax asset................................ $  957 $1,033
                                                                  ====== ======

  Pre-tax income for the year ended December 31 included the following components:

                                                                1998  1997 1996
                                                                ----  ---- ----
                                                                (In millions)
U.S............................................................ $181  $193 $178
Foreign........................................................  (77)  181  148
                                                                ----  ---- ----
    Total income before income taxes........................... $104  $374 $326
                                                                ====  ==== ====

  The components of income taxes for the year ended December 31 were as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
                                                               (In millions)
      Current taxes (benefits):
        U. S. income.......................................... $(35) $(45) $ 18
        Foreign income........................................   21    60    80
                                                               ----  ----  ----
                                                                (14)   15    98
                                                               ----  ----  ----
      Deferred taxes (benefits):
        U. S. income..........................................  109   119   (12)
        Foreign income........................................  (65)   (2)   17
                                                               ----  ----  ----
                                                                 44   117     5
                                                               ----  ----  ----
          Total income taxes.................................. $ 30  $132  $103
                                                               ====  ====  ====

  State income taxes were not material in 1998, 1997 or 1996.

  Total income taxes for the year ended December 31 differs from the amount computed using the nominal federal income tax rate of 35% for the following reasons:

                                                               1998  1997  1996
                                                               ----  ----  ----
                                                               (In millions)
      Tax expense at nominal rate............................. $ 36  $131  $114
      Tax-exempt investments..................................  (19)  (19)  (22)
      Amortization of goodwill................................   13    12    12
      Resolved federal tax audit issues.......................   --     8    --
      Other...................................................   --    --    (1)
                                                               ----  ----  ----
          Total income taxes.................................. $ 30  $132  $103
                                                               ====  ====  ====

NOTE 7--POSTRETIREMENT BENEFITS AND CAPITAL ACCUMULATION PLANS

  A) Pension and Other Postretirement Benefit Plans: The Business provides pension and certain health care and life insurance benefits to eligible retired employees and agents, spouses and other eligible dependents through various plans sponsored by CIGNA. Pension benefits are provided through a plan sponsored by CIGNA covering most U.S. employees (the Plan) and by separate pension plans for various non-U.S. subsidiaries and employees. CIGNA funds the Plan at least at the minimum amount required by the Employee Retirement Income Security Act of 1974.

  At December 31, 1998 and 1997, the Business's non-U.S. pension plans had projected benefit obligations of $194 million and $185 million, respectively, and related assets at fair value of $111 million and $105 million, respectively. The accumulated benefit obligation as of December 31, 1998 and 1997 related to these plans was $158 million and $152 million, respectively. The pension liability included in accounts payable, accrued expenses and other liabilities related to these plans was $62 million and $55 million, respectively.

  Expense for pension benefits for the Business totaled $24 million, $28 million and $37 million for 1998, 1997 and 1996, respectively, including pension costs allocated to the Business for U.S. employees totaling $18 million, $20 million and $24 million in 1998, 1997 and 1996, respectively.

  The liability for postretirement health care and life insurance benefits included in accounts payable, accrued expenses and other liabilities as of December 31, 1998 and 1997 was $339 million and $350 million, respectively. Expense for postretirement benefit plans other than pensions allocated to the Business was $1 million for both 1998 and 1997 and $6 million for 1996.

  B) Capital Accumulation Plans: CIGNA sponsors various capital accumulation plans in which employee contributions on a pre-tax basis (401(k)) are supplemented by CIGNA matching contributions. These contributions are invested, at the election of the employee, in one or more of the following investments:
CIGNA common stock fund, several CIGNA and non-CIGNA mutual funds, and a fixed-income fund. In addition, beginning in 1999, CIGNA may provide additional matching contributions, depending on its annual performance, which would be invested in the CIGNA common stock fund. Expense for such plans allocated to the Business for U.S. employees totaled $10 million, $7 million and $8 million for 1998, 1997 and 1996, respectively.

NOTE 8--REINSURANCE

  In the normal course of business, the Business's constituent insurance companies enter into agreements, primarily relating to short-duration contracts, to assume and cede reinsurance with other insurance companies. Reinsurance is ceded primarily to limit losses from large exposures and to permit recovery of a portion of direct losses, although ceded reinsurance does not relieve the originating insurer of primary liability. The Business evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of its reinsurers. As of December 31,

1998 and 1997, approximately 5% and 7%, respectively, of reinsurance recoverables were due from more than 100 syndicates affiliated with Lloyd's of London.

  Failure of reinsurers to indemnify the Business, as a result of reinsurer insolvencies and disputes, could result in losses. Allowances for uncollectible amounts were $705 million and $720 million as of December 31, 1998 and 1997, respectively. Future charges for unrecoverable reinsurance may materially affect results of operations in future periods; however, such amounts are not expected to have a material adverse effect on the Business's liquidity or financial condition.

  The effects of reinsurance on net earned premiums and fees from short-duration contracts for the year ended December 31 were as follows:

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                           (In millions)
      Premiums and fees:
        Direct....................................... $ 3,994  $ 4,076  $ 4,358
        Assumed......................................     417      530      676
        Ceded........................................  (1,454)  (1,452)  (1,617)
                                                      -------  -------  -------
          Net earned premiums and fees............... $ 2,957  $ 3,154  $ 3,417
                                                      =======  =======  =======

  The effects of reinsurance on written premiums and fees were not materially different from the amounts shown in the above table.

  Losses and settlement expenses for 1998, 1997 and 1996 were net of reinsurance recoveries of $1.46 billion, $832 million and $1.25 billion, respectively.

NOTE 9--PROPERTY AND CASUALTY UNPAID CLAIMS AND CLAIM EXPENSE RESERVES AND REINSURANCE RECOVERABLES

  As described in Note 2(K), the Business establishes loss reserves, which are estimates of future payments of reported and unreported claims for losses and related expenses, with respect to insured events that have occurred.

  Activity in the reserve for unpaid claims and claim adjustment expenses for the year ended December 31 was as follows:

                                                         1998    1997    1996
                                                        ------- ------- -------
                                                             (In millions)
Gross reserve--January 1............................... $15,136 $16,529 $17,079
Less reinsurance recoverable...........................   5,374   6,040   6,066
                                                        ------- ------- -------
Net reserve--January 1.................................   9,762  10,489  11,013
                                                        ------- ------- -------
Plus incurred claims and claim adjustment expenses:
  Provision for insured events of the current year.....   2,049   1,990   2,257
  Increase in provision for insured events of prior
   years...............................................     177     218     177
                                                        ------- ------- -------
    Total incurred claims and claim adjustment
     expenses..........................................   2,226   2,208   2,434
                                                        ------- ------- -------
Less payments for claims and claim adjustment expenses
 attributable to:
  Insured events of the current year...................     910     871     793
  Insured events of prior years........................   1,745   2,064   2,165
                                                        ------- ------- -------
    Total payments for claims and claim adjustment
     expenses..........................................   2,655   2,935   2,958
                                                        ------- ------- -------
Net reserve--December 31...............................   9,333   9,762  10,489
Plus reinsurance recoverable...........................   5,503   5,374   6,040
                                                        ------- ------- -------
Gross reserve--December 31............................. $14,836 $15,136  16,529
                                                        ======= ======= =======

  The basic assumption underlying the many traditional actuarial and other methods used in the estimation of property and casualty loss reserves is that past experience is an appropriate basis for predicting future events. However, current trends and other factors that would modify past experience are also considered. The process of establishing loss reserves is subject to uncertainties that are normal, recurring and inherent in the property and casualty business.

  Reserving for property and casualty claims continues to be a complex and uncertain process, requiring the use of informed estimates and judgments. The Business's estimates and judgments may be revised as additional experience and other data become available and are reviewed, as new or improved methodologies are developed or as current law changes. Any such revisions could result in future changes in estimates of losses or reinsurance recoverables, and would be reflected in the Business's results of operations for the period in which the estimates are changed. While the effect of any such changes in estimates of losses or reinsurance recoverables could be material to future results of operations, the Business does not expect such changes to have a material effect on its liquidity or financial condition.

  In management's judgment, information currently available has been appropriately considered in estimating the Business's loss reserves and reinsurance recoverables.

  The Business's reserves for A&E exposures as of December 31 were as follows:

                                                          1998         1997
                                                       ----------- -------------
                                                       Gross  Net  Gross   Net
                                                       ------ ---- ------ ------
                                                             (In millions)
Asbestos.............................................. $  841 $523 $  846 $  509
Environmental......................................... $1,212 $941 $1,404 $1,059

  The Business's reserves for A&E claims are a reasonable estimate of its liability for these claims, based on currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available.

  Charges to income for increases in the Business's liability for insured events of prior years (prior year development) for A&E losses and charges for unrecoverable reinsurance in the aggregate were $160 million, $148 million and $117 million for 1998, 1997 and 1996, respectively.

  Prior year development, other than for A&E claims and charges for unrecoverable reinsurance, was $17 million, $70 million and $60 million for 1998, 1997 and 1996, respectively.

  The Business's operations routinely insure various forms of property, including large property risks. A major catastrophe could have a material adverse effect on the Business's results of operations. However, because the Business, through its risk assessment and accumulation processes, monitors writings to avoid significant concentrations, it is not likely that the adverse effect of a major catastrophe would be material to the Business's liquidity or financial condition.

NOTE 10--LEASES AND RENTALS

  Rental expenses for operating leases, principally with respect to buildings, amounted to $67 million, $70 million and $67 million in 1998, 1997 and 1996, respectively.

  As of December 31, 1998, future net minimum rental payments under non-cancelable operating leases were approximately $302 million, payable as follows: 1999--$51 million; 2000--$41 million; 2001--$39 million; 2002--$35 million; 2003--$32 million; and $104 million thereafter.

NOTE 11--SEGMENT INFORMATION

  Effective December 31, 1995, the domestic property and casualty operations of the Business were restructured into separate ongoing and run-off operations. The ongoing operations, which are actively engaged in selling insurance products and related services, provide commercial insurance and risk management services. The run-off operations, which do not actively sell insurance products, manage run-off policies and related claims, including those for A&E exposures. As part of this restructuring, the ongoing operations assumed $125 million of liabilities, primarily related to employee benefits of the run-off operations, and committed to contribute an additional $50 million to the run-off operations on or before December 31, 2001. In addition, the ongoing operations reinsured up to $800 million of claims of the run-off operations in the unlikely event that the statutory capital and surplus of the run-off operations falls below $25 million. The property and casualty restructuring is being contested in court by certain competitors and policyholders. Although the Business expects the matter to be in litigation for some time, it expects to ultimately prevail.

  CIGNA's operating segments, which are based on CIGNA's internal reporting structure, generally reflect differences in products. The Business is reported in one segment, the property and casualty segment, which includes ongoing and run-off operations.

  The property and casualty segment's ongoing operations comprise international and domestic operations. International operations provide property and casualty and accident and health insurance coverages and services outside the United States. The international property and casualty operations underwrite large and unique risks for targeted commercial customer markets. The international accident and health insurance operations provide products that are designed to meet the insurance needs of individuals and groups outside of the U.S. insurance markets. Domestic operations provide commercial insurance and risk management services to U.S. businesses of all sizes and to other groups and individuals with specialized insurance needs. Products include multi-line and mono-line insurance coverages and related services for large-risk property and casualty customers and insurance products and related services for businesses, groups and individuals with specialized insurance needs and for customers in the standard insurance market.

  Run-off operations primarily reflects current year losses associated with unearned premiums as of December 31, 1995, prior year development on claim and claim adjustment expense reserves, and investment activity.

  The Business uses operating income (net income excluding after-tax realized investment results) to measure the financial results of its operations. Operating income is determined on a basis consistent with the accounting policies for the combined financial statements. The Business allocates general, administrative and systems expenses to operations on systematic bases. Income taxes are generally computed as if each operation were filing a separate income tax return.

  The Business's operations are not materially dependent on one or a few customers, brokers or agents.

  Summarized financial information for the Business's operations for the year ended and as of December 31 was as follows:

                                                         1998    1997    1996
                                                        ------  ------  ------
                                                           (In millions)
International Operations
Premiums and fees and other revenues................... $1,461  $1,552  $1,603
Net investment income..................................    102     118     118
                                                        ------  ------  ------
Revenues............................................... $1,563  $1,670  $1,721
Income tax expense..................................... $    1  $   62  $   78
Operating income (loss)................................ $  (13) $  106  $  130
Invested assets........................................ $1,938  $1,938  $2,067
Domestic Operations
Premiums and fees and other revenues................... $1,774  $1,862  $1,879
Net investment income..................................    238     247     268
                                                        ------  ------  ------
Revenues............................................... $2,012  $2,109  $2,147
Income tax expense..................................... $   35  $   52  $   28
Operating income....................................... $   85  $   99  $   76
Invested assets........................................ $3,542  $3,436  $3,780
Run-off Operations
Premiums and fees and other revenues................... $    4  $   26  $  163
Net investment income..................................    250     282     302
                                                        ------  ------  ------
Revenues............................................... $  254  $  308  $  465
Income tax benefits.................................... $  (14) $  (11) $  (17)
Operating loss......................................... $  (12) $   (9) $   (8)
Invested assets........................................ $3,551  $3,896  $4,102

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                              (In millions)
Realized Investment Gains
  Realized investment gains............................... $   22 $   75 $   39
  Income tax expense......................................      8     29     14
                                                           ------ ------ ------
  Realized investment gains, net of taxes................. $   14 $   46 $   25
                                                           ------ ------ ------
Total
  Premiums and fees and other revenues.................... $3,239 $3,440 $3,645
  Net investment income...................................    590    647    688
  Realized investment gains...............................     22     75     39
                                                           ------ ------ ------
  Total revenues.......................................... $3,851 $4,162 $4,372
  Income tax expense...................................... $   30 $  132 $  103
  Operating income........................................ $   60 $  196 $  198
  Realized investment gains, net of taxes.................     14     46     25
                                                           ------ ------ ------
  Net income.............................................. $   74 $  242 $  223
  Invested assets......................................... $9,031 $9,270 $9,949
                                                           ------ ------ ------

  Premiums and fees and other revenues by product type were as follows for the year ended December 31:

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                              (In millions)
Property.................................................. $  758 $  847 $  866
Accident and health.......................................    457    473    478
Workers' compensation.....................................    457    420    433
Casualty..................................................    395    400    349
Marine and aviation.......................................    382    393    401
Auto......................................................    275    282    365
Commercial packages.......................................    184    203    251
Run-off and other.........................................     49    136    274
                                                           ------ ------ ------
  Total premiums and fees.................................  2,957  3,154  3,417
  Other revenues..........................................    282    286    228
                                                           ------ ------ ------
    Total premiums and fees and other revenues............ $3,239 $3,440 $3,645
                                                           ====== ====== ======

NOTE 12--COST REDUCTION PLAN

  In the fourth quarter of 1998, the Business adopted a cost reduction plan to restructure certain of its domestic and international operations, which resulted in a pre-tax charge of $28 million ($18 million after-tax) included primarily in other operating expenses. For 1998, the operating loss of the Business's international operations and the operating income of the Business's domestic operations include pre-tax charges of $10 million and $18 million, respectively, for this cost reduction plan (see Note 11).

  The components of the Business's $18 million after-tax charge for the cost reduction plan were as follows: severance, $12 million, for costs associated with nonvoluntary terminations of approximately 400 employees in various functions and locations; and $6 million, primarily related to vacated lease space. The cash outlays associated with these initiatives will be substantially completed by the end of 2000 with most occurring in 1999.

NOTE 13--NON-U.S. OPERATIONS

  The Business provides international property and casualty insurance coverages on a direct and reinsured basis, primarily in Europe, the Pacific region, Canada and Latin America.

  For the year ended December 31, 1998, 1997 and 1996, the change in net translation of foreign currencies reflects increases (decreases) to invested equity of $5 million (including taxes of $4 million), $(70) million (including a tax benefit of $37 million) and $3 million (including a tax benefit of $8 million), respectively.

  Premiums and fees and other revenues by geographic location of operations for the year ended December 31 were as follows:

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                              (In millions)
      U.S................................................. $1,760 $1,853 $1,918
      Non-U.S.:
        Japan.............................................    360    397    428
        United Kingdom....................................    290    298    311
        Other.............................................    829    892    988
                                                           ------ ------ ------
        Total non-U.S.....................................  1,479  1,587  1,727
                                                           ------ ------ ------
          Total premiums and fees and other revenues...... $3,239 $3,440 $3,645
                                                           ====== ====== ======

  The Business's aggregate foreign exchange transaction losses and foreign long-lived assets for the year ended and as of December 31, 1998, 1997 and 1996 were not material.

NOTE 14--RELATED PARTY TRANSACTIONS

  CIGNA incurs certain general and administrative expenses on behalf of the Business. These expenses are either charged directly to the Business for specific services provided or allocated to the Business. Direct and allocated general and administrative expenses are included in losses and expenses, and aggregated $78 million, $69 million and $75 million before tax in 1998, 1997 and 1996, respectively. These amounts do not include expenses allocated for employee benefit plans as described in Note 7. The various allocation methods and bases employed by CIGNA are selected based upon the nature of the expense and other facts and circumstances. Management believes that the terms of the transactions described below and the methods used by CIGNA to allocate expenses are reasonable; however, these terms and allocation methods are not necessarily indicative of the terms and expenses that would have been incurred had the Business not been affiliated with CIGNA during the periods presented.

  At December 31, 1998 and 1997, the Business had interest-bearing notes receivable from a CIGNA affiliate of $10 million and $31 million, on which interest income was not material in 1998, 1997 or 1996.

  At December 31, 1997, the Business had a mortgage loan receivable from a CIGNA affiliate of $40 million, which is included in receivables from affiliates and collateralized by the related real estate property. The loan was repaid early in 1998. Interest income from this receivable was $3 million in both 1997 and 1996.

  The Business, together with other CIGNA affiliates, has entered into an investment pooling arrangement, the CIGNA Corporate Liquidity Account (the Account), for the purpose of maximizing earnings on funds available for short-term investment. Withdrawals from the Account, up to the total amount of the Business's investment in the Account, are allowed on a demand basis. The Business had balances in the Account of $466 million and $328 million as of December 31, 1998 and 1997, respectively, which are included in short-term investments or cash and cash equivalents.

  The Business held reinsurance recoverables of $211 million and $205 million at December 31, 1998 and 1997, respectively, related to annuities purchased from CIGNA life insurance affiliates related to structured settlements with various claimants, under which periodic claim payments are made by the affiliates directly to the claimants.

  The Business had lines of credit and other credit arrangements with another CIGNA affiliate totaling $1.2 billion at December 31, 1998 and 1997. Such borrowings generally are payable on demand with interest rates approximating CIGNA's average monthly short-term borrowing rate plus 1/4 of 1%. The Business had borrowings outstanding of $299 million and $178 million as of December 31, 1998 and 1997, respectively, on such credit arrangements, which are included in payables to affiliates. The related interest expense was $14 million, $8 million and $13 million for 1998, 1997 and 1996, respectively.

  Certain non-U.S. insurance companies included in the Business write business which requires a guarantee that claims will be paid in the event of nonperformance by the subsidiary. To satisfy this requirement, guarantees have been obtained from CIGNA for the payment of claims for such policies. At December 31, 1998 and 1997, liabilities subject to such guarantees were approximately $171 million. Fees charged by CIGNA for the guarantees were not material.

  Constituent insurance companies of the Business contract with a CIGNA affiliate to receive medical utilization review services for certain casualty lines of business, primarily workers' compensation. Expenses associated with the contract were $51 million, $63 million and $68 million for 1998, 1997 and 1996, respectively.

  At December 31, 1998, payables to affiliates include a dividend payable to CIGNA of $91 million declared by constituent companies of the Business on December 10, 1998 and paid on January 8, 1999. Of this amount, $12 million was payable from the proceeds of a dividend paid to the Business by an affiliate in December 1998.

  The Business pays or collects certain amounts, including general expenses, insurance and reinsurance premiums, losses, and loss recoveries on behalf of CIGNA affiliates. At December 31, 1998 and 1997, receivables from affiliates include $77 million and $76 million, respectively, and payables to affiliates include $68 million and $49 million, respectively, in connection with such payment or collection services.

NOTE 15--CONTINGENCIES

Financial Guarantees

  The Business, through its constituent insurance companies, is contingently liable for various financial guarantees provided in the ordinary course of business. These are primarily guarantees for the repayment of municipal bond obligations.

  The Business is liable for municipal guarantee business of $720 million and $816 million at December 31, 1998 and 1997, respectively, which have maturities of up to 32 years. Such amounts are fully reinsured through a subsidiary of MBIA Inc., a corporation that guarantees the scheduled payment of principal and interest for many types of municipal obligations, including general obligation and special revenue bonds. The nature of this guarantee business is similar to the reinsurance transactions described in Note 8. Municipal guarantees provide for payment of debt service only as it becomes due; consequently, an event of default would not cause an acceleration of scheduled principal and interest payments. As of December 31, 1998 and 1997, loss reserves and unearned premiums under these programs were not material.

  Although the ultimate outcome of any loss contingencies arising from the Business's financial guarantees may adversely affect results of operations in future periods, they are not expected to have a material adverse effect on the Business's liquidity or financial condition.

Regulatory and Industry Developments

  The Business's operations are subject to a changing social, economic, legal, legislative and regulatory environment that could affect them. Some of the changes include initiatives to revise the system of funding cleanup of environmental damages; reinterpret insurance contracts long after the policies were written to provide coverage unanticipated by the Business; and restrict insurance pricing and the application of underwriting standards. Some of the more significant issues are discussed below.

  Proposals for Superfund reform remain under consideration by Congress. Any changes in Superfund relating to (1) assigning responsibility, (2) funding cleanup costs or (3) establishing cleanup standards could affect the liabilities of policyholders and insurers. Due to uncertainties associated with the timing and content of any future Superfund legislation, the effect on the Business's results of operations, liquidity or financial condition cannot be reasonably estimated at this time.

  In 1998, the National Association of Insurance Commissioners adopted standardized statutory accounting principles that were adopted by the Pennsylvania Insurance Department with an effective date of January 1, 2001. Since these principles have not been adopted by the insurance departments of other jurisdictions in which the Business's constituent domestic insurance companies are domiciled and since the NAIC is considering amendments to the guidance that would also be effective upon implementation, the timing and effects of implementation have not yet been determined.

  The Business is contingently liable for possible assessments under regulatory requirements pertaining to potential insolvencies of unaffiliated insurance companies and other insurance-related assessments. Mandatory assessments, which are subject to statutory limits, can be partially recovered through a reduction in future premium taxes in some states. The Business's constituent insurance companies recorded pre-tax charges of $28 million, $38 million and $29 million for 1998, 1997 and 1996, respectively, for estimated guaranty fund assessments and other insurance-related assessments before giving effect to future premium tax recoveries. In addition, as discussed in Note 2, the Business expects to record an approximately $85 million reduction of net income in the first quarter of 1999 to reflect the effect of implementing SOP 97-3 for insurance-related assessments. Although future assessments and payments may adversely affect results of operations in future periods, such amounts are not expected to have a material adverse effect on the Business's liquidity or financial condition.

  The eventual effect on the Business of the changing environment in which it operates remains uncertain.

Litigation

  The Business is continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of business, either as a liability insurer defending third-party claims brought against its insureds or as an insurer defending coverage claims brought against it by its policyholders or other insurers. One such area of litigation involves policy coverage and judicial interpretation of legal liability for A&E claims.

  While the outcome of all litigation involving the Business, including insurance-related litigation, cannot be determined, litigation (including that related to A&E claims) is not expected to result in losses that differ from recorded reserves by amounts that would be material to results of operations, liquidity or financial condition. Also, reinsurance recoveries related to claims in litigation, net of the allowance for uncollectible reinsurance, are not expected to result in recoveries that differ from recorded recoverables by amounts that would be material to results of operations, liquidity or financial condition.